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                                                                    EXHIBIT 10.1




                                           December 18, 2001




Ms Barbara Beck
6235 Camino Del Pajaro
Rancho Santa Fe, CA 92067

RE:      Offer of Employment

Dear Barbara:

         This letter confirms an offer of employment, on the terms and conditions stated below, made to you by Manpower Inc. (the "Company"). This offer anticipates your employment will commence on a mutually agreed date on or before January 28, 2002.

DUTIES

         You will be appointed to the position of Executive Vice President of the Company and will have overall management responsibility for the United States and Canadian operations of the Company, reporting to and subject to the direction of the Chief Executive Officer of the Company. You agree to devote your full time and efforts to the business of the Company.

COMPENSATION

         You will be entitled to a base salary at the rate of $350,000 per year for the term of your employment. Your base salary will be paid to you, less withholding for income and employment taxes, in accordance with the Company's regular payroll practices.

         You also will be entitled to an incentive bonus for each full calendar year included within the term of your employment (2002 will be calculated as a full year if commencement of employment is prior to January 30, 2002) determined under a "balanced scorecard" approach, described as follows:

         (1) Your eligibility for the bonus each year will be based on three components: (i) the Adjusted Operating Profit of the Company's United States and Canadian operations during the relevant calendar year (with a weighting factor of 0.70), (ii) the Company's earnings per share during that year (with a weighting factor of 0.20), and (iii) an

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Ms Barbara Beck
December 18, 2001
Page 2


                  appraisal by the Chief Executive Officer, in the exercise of his sole discretion, of your performance respecting development issues affecting the Company's United States and Canadian operations during that year (with a weighting factor of 0.10). The bonus will be based on performance as compared to pre-established performance goals for each component. These performance goals will be determined in the sole discretion of the Chief Executive Officer no later than January 31 of the relevant year.

         (2) The total bonus will equal the sum of the bonus amounts determined for each component. The bonus amount for each component will equal the amount described in (3), below, multiplied by the weighting factor described in (1), above.

         (3) For each component, goals will be pre-established for threshold, target, and outstanding performance which, if achieved, will result in a bonus amount for that component as follows:

                                    Goal                  Bonus Amount
                                    ----                  ------------
                                 Achievement
                                 -----------
                                  Threshold             0.25 times base
                                                             salary
                                    Target              0.50 times base
                                                             salary
                                 Outstanding            1.00 times base
                                                             salary

                  For performance below threshold, the bonus amount will equal zero. For performance between threshold and target, or between target and outstanding, the bonus amount will equal the interpolated amount between the bonus amounts for threshold and target performance, or between target and outstanding performance, as the case may be. For performance above outstanding, the bonus amount will be capped at the outstanding bonus amount. In addition to the above, an additional bonus can be earned in 2002, 2003 and 2004 through a bonus multiplier. The multiplier will range from 1 times to
                  1.2 times based upon the achievement of increased net operating profit percentage. For example, threshold will be set at 3% and outstanding set at 5%. If at the end of 2002 the net operating profit was 4%, an additional 10% of base salary will be paid out as bonus.

         (4) "Adjusted Operating Profit of the Company's United States and Canadian operations" means the operating profit increase generated


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Ms Barbara Beck
December 18, 2001
Page 3

                  from the two operations minus the receivables times a 12% cost of capital.

         Your incentive bonus for each calendar year will be determined and paid on or before February 28 of the following year. If your employment ends during any calendar year, you will be entitled to a bonus for such partial year to the extent provided in the severance protection agreement described below. Payment of any bonus will be subject to withholding for income and employment taxes.

STOCK OPTIONS

         Jeff Joerres will recommend to the Executive Compensation Committee of the Board of Directors (which has sole authority over the granting of options in Company stock) that you-.

         (1) receive an initial grant for an option over 50,000 shares of Manpower common stock, having an exercise price equal to market value at the date of the grant and vesting 20% on the first anniversary of your start of employment, 20% on the second anniversary, 30% on the third anniversary and 30% on the fourth anniversary; and

         (2) be considered for future annual option grants in February of each year beginning 2002 and continuing at least through 2005, based solely on the Company's assessment of your performance, of between 15,000 to 25,000 shares of Company common stock each year, each such option having an exercise price equal to market value on the date of grant, and vesting 25% on each of the first four anniversaries of the date of grant.

Unvested grants are forfeited on termination of employment.

COMPANY BENEFITS AND EXPENSES

         You will be eligible to participate in the Company's benefit programs, and entitled to vacations and other perquisites, that are generally made available to the Company's senior executive officers according to the terms of such programs. The Company will reimburse you for all expenses reasonably incurred by you in the performance of your duties according to the Company's regulations and procedures for expense reimbursement in effect from time to time.




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Ms Barbara Beck
December 18, 2001
Page 4


SEVERANCE PROTECTION

         While we look forward to a long and productive relationship, you should be mindful that both you and the Company will be entitled to end the employment relationship at any time, for any reason and with or without notice. However, prior to your commencement of employment with the Company, the Company will enter into an agreement with you, on mutually satisfactory terms, providing generally for the following:

         (1) If your employment terminates for any reason prior to December 31, 2005, except because of your death or disability or a termination by the Company for "cause" or by you without "good reason," you will be entitled to (a) an incentive bonus for the year in which termination occurs based on prior year bonus amounts (subject to a minimum for the first year), prorated for the period of employment during the year in which termination occurs, and (b) a lump-sum severance payment equal to 50 percent of your annual base salary.

         (2) If your employment terminates for any reason, except for the reasons listed in (1), above, within two years after a change of control of the Company occurring before December 31, 2005, you will be entitled to (a) a prorated incentive bonus for the year in which termination occurs as described in (1)(a), above, and (b) a lump-sum severance payment equal to 100 percent of your annual base salary.

         (3) In the case of termination due to death or disability, you will be entitled to a prorated bonus for the year as described in (1)(a), above, but instead of any severance benefit will be entitled to the benefits under the Company's life insurance or disability plans.

         (4)      "Cause" and "good reason" will be defined in the agreement.

RESTRICTIVE COVENANTS

         Prior to the commencement of your employment with the Company, you will be required to sign a restrictive covenant agreement that will include provisions related to noncompetition, nonsolicitation of customers and Company employees, and protection of Company confidential information and trade secrets.

RELOCATION

         You will be expected to relocate to the Milwaukee area. In this regard, the Company will assist you as follows:

         (1) The Company will reimburse you for your actual out-of-pocket reasonable moving expenses, including but not limited to, title charges, escrow charges, loan charges, processing fees and real

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Ms Barbara Beck
December 18, 2001
Page 5

                  estate commissions relative to the sale of the California property and purchase of the Milwaukee property, costs related to the transportation of personal goods and legal fees incurred to alter existing family trusts.

         (2) The Company will reimburse you for the cost of reasonable temporary housing for you in Milwaukee through the end of June 2002.

         (3) If you are successful in selling your home in California before the end of June 2002, the Company will reimburse you for the cost of reasonable temporary housing for your family in California until the end of June 2002.

         (4) If you are unsuccessful in selling your home in California by the end of June 2002, the Company will purchase your home at a price equal to the average of two appraisals performed by appraisers acceptable to you and the Company.

         If the foregoing is acceptable, please sign both originals below and return one to the Company.

                                         Sincerely,

                                         MANPOWER INC.


                                         By: /s/ Jeffrey A. Joerres
                                            ------------------------------------

Agreed to and Accepted this 31st
day of December, 2001.


/s/ Barbara Beck
---------------------------------
Barbara Beck


12/31/01
---------------------------------
(Date)